Exhibit 10.09
OCEANEERING INTERNATIONAL, INC. 2005 CASH BONUS AWARD PROGRAM
On March 17, 2005, the Compensation Committee of the Board of Directors of Oceaneering International, Inc. (the “Company”) approved a 2005 Cash Bonus Award Program under the 2002 Incentive Plan. Cash bonuses to be awarded are based on the accomplishment of total Company results in the case of Named Executive Officers (“NEO(s)”), and Individual, Profit Center and Total Company results in the case of other employees. Awardees must be amongst the nominated group for eligibility, and be employed by the Company at the time of funding. Bonuses are earned when paid. Individuals, as designated, are subject to a maximum bonus eligibility of 10%-125% of current annual base salary.
The 2005 Cash Bonus Award Program for NEOs is determined by comparing the Company’s net income result with the objective planned, subject to the maximum bonus eligibility for the NEO.
The 2005 Cash Bonus Award Program for employees, other than NEOs, is based on the Individual achieving specific results, and the net income results of his or her profit center and of the total Company. In order to integrate each of these performances in a fashion that benefits the Shareholders and employees, each item is interrelated. The amount of award payable is based on the following methodology:
a.	Individual Coefficient

The Individual Coefficient is determined by taking the individual’s weighted average evaluation of objectives achieved times the individual’s salary maximum. This is the beginning step in determining the final award. An individual’s performance must meet certain minimum criteria or be eliminated from bonus award consideration.

b.	Profit Center Results Contribution

The Profit Center Contribution is determined by comparing the profit center net income objective with the results achieved and determining the Contribution to the Individual Coefficient.

If the profit center’s results are below a specified amount, then all the individuals in that profit center may be eliminated from the Award Program. The Chief Executive Officer may review the performance of areas within the region on a case-by-case basis and take appropriate action. Should the actual results be equal to or greater than such specified amount, the individual becomes eligible for an award.

c.	Oceaneering International, Inc. Results Contribution

The Company Results Contribution is determined by comparing the Company’s net income result with the objective planned. The results achieved determine the multiplier used. Thus, an individual may, subject to the determined maximum, be recommended for an award equal to the Individual Coefficient times the Profit Center Contribution times the Company Results Contribution times current annual base salary.
The 2005 Cash Bonus Award Program is in effect for 2005. It is extremely important that the Company continue improved results. All participants must be committed to a reward system based on achieving results. The Company is entrepreneurially oriented and must use its maximum creativity, effort and determination in achieving individual results that collectively increases its shareholders’ net wealth. The 2005 Bonus Award Program is structured to foster that position. Payment of any cash awards under the 2005 Cash Bonus Award Program shall be made no later than March 15, 2006.